Exhibit 99.1


   Document Sciences Completes Acquisition of Objectiva Software Solutions

    CARLSBAD, Calif., July 23 /PRNewswire-FirstCall/ -- Document Sciences Corporation (Nasdaq: DOCX) announced that it has completed its previously announced acquisition of Objectiva Software Solutions, Inc., a company based in Encinitas, California that employs nearly 90 people and specializes in enterprise software development, including rapid prototyping, product co-development, product migration and porting, and product reengineering.
    Consideration for the transaction consisted of 629,793 shares of Document Sciences stock and $392,844 of cash. Based on the closing price of Document Sciences stock on July 19, 2004 of $4.96 per share, the total value of the transaction amounted to approximately $3.5 million. Of the stock component of the consideration, over 95% of the shares are restricted and include a three-year vesting period.

    This press release may contain "forward-looking" statements about possible or assumed future results of our financial condition, operations, plans, objectives and performance. You can identify these statements by the fact they use words such as "believe," "expect," "anticipate," "estimate," "project," "intend," "plan" or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in these forward-looking statements. Some of these events or factors include the following: (i) national, international, regional and local economic, competitive and regulatory conditions and developments; (ii) the market for document automation software (including the emerging content processing market); (iii) market acceptance of enhancements to our existing products and introduction of new products; (iv) continued profitability of our professional services; (v) maintaining our relationships with Xerox Corporation and our other distribution partners and/or other risks detailed from time-to-time in our SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2003. We do not undertake, and specifically disclaim, any obligation to update forward-looking statements.

SOURCE  Document Sciences Corporation
    -0-                             07/23/2004
    /CONTACT: editorial, Jack McGannon, +1-760-602-1597, jmcgannon@docscience.com, or investors, Scott Samuels, +1-760-602-1528, ssamuels@docscience.com, both of Document Sciences Corporation/
    /Web site:  http://www.docscience.com /
    (DOCX)

CO:  Document Sciences Corporation; Objectiva Software Solutions, Inc.
ST:  California
IN:  CPR STW OFP OTC
SU:  TNM